Exhibit 10.5
LIMEADE, INC.
2019 OMNIBUS INCENTIVE PLAN
Notice of Stock Option Grant
Limeade, Inc., a Washington corporation (the “Company”), has awarded to you (“Grantee”) an option to purchase up to the number of shares of Common Stock (“Shares”) set forth below (this “Option”) under its 2019 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).

Grantee Name:
Employee ID:
Grant ID:
Date of Grant:
Exercise Price per Share:
Number of Shares:
Type of Option:
State/Country at Grant:
Expiration Date:
Vesting Commencement Date:
Vesting Schedule:

Capitalized terms used but not defined in this Notice of Stock Option Grant (this “Notice”) or the attached Option Terms and Conditions (including any appendices and exhibits) will have the same meanings specified in the Plan. This Notice and the Option Terms and Conditions are collectively referred to as the “Grant Agreement” applicable to this Option.
By accepting this Option (whether electronically or otherwise), Grantee acknowledges and agrees to the following:
1.This Option is governed by the terms and conditions of this Grant Agreement and the Plan. In the event of a conflict between the terms of the Plan and this Grant Agreement, the terms of the Plan will prevail.
2.Grantee has received a copy of the Plan, this Grant Agreement, the Plan prospectus (if required under Applicable Law), and the Trading Policy, and represents that he or she has read these documents and is familiar with their terms. Grantee further agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee and the Plan Administrator regarding any questions relating to this Option and the Plan.
3.Vesting of this Option is subject to Grantee’s Continuous Service Status as an Employee, Director, or Consultant, which is for an unspecified duration and may be terminated at any time, with or without Cause, and nothing in this Grant Agreement or the Plan changes the nature of that relationship.
4.The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding participation in the Plan. Grantee should consult with his or her own personal tax, legal, and financial advisors regarding participation in the Plan before taking any action related to the Plan.
5.Grantee consents to electronic delivery and participation as set forth in the Plan and this Grant Agreement.
6.If Grantee does not accept or decline this Option within 90 days of the Date of Grant or by such other date that may be communicated to Grantee by the Company, the Company will accept this Option on Grantee’s behalf and Grantee will be deemed to have accepted the terms and conditions of this Option set forth in the Plan and this Grant Agreement. If Grantee wishes to decline this Option, Grantee should promptly notify Limeade at finance@limeade.com If Grantee declines this Option, this Option will be cancelled and no benefits from this Option nor any compensation or benefits in lieu of this Option will be provided to Grantee.
Limeade Inc.                Grantee
By:                    Signature
Title:
1